UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 16, 2010

Hercules Technology Growth Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

400 Hamilton Ave., Suite 310
Palo Alto, CA		94301
(Name and Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (650) 289-3060

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The Information set forth in Item 2.03 of this form 8-K is incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 10, 2010, Hercules Technology Growth Capital, Inc. (the “Company”) entered into a one-year revolving secured credit facility with total commitments of $20 million, with Union Bank, N.A., as a lender and as agent.  The revolving credit facility will expire on May 1, 2011.

Borrowings under the credit facility will generally bear interest at a rate per annum equal to LIBOR plus 2.25% with a floor of 4.00%.   The credit facility requires the payment of a non-use fee of 0.25% annually, and has an advance rate equal to 50% of eligible loans placed in the collateral pool. The credit facility generally requires payment of interest on a monthly basis. All outstanding principal is due upon maturity. The Company has various financial and operating covenants required by the credit facility. These covenants require the Company to maintain certain financial ratios and a minimum tangible net worth. The credit facility provides for customary events of default, including, but not limited to, payment defaults, breech of representations or covenants, bankruptcy events and change of control.

The foregoing description of the revolving credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of the loan and security agreement attached hereto as Exhibit 10.1.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

10.1	Loan and Security Agreement, dated February 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

February 16, 2010

/s/ Scott Harvey
Scott Harvey
Chief Legal Officer